As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-160935

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN INDEPENDENCE CORP.

(Exact name of registrant as specified in its charter)

Delaware

11-1817252

(State or other jurisdiction of

(I.R.S. Employer Identification No.)

incorporation or organization)

485 Madison Avenue

New York, New York 10022

(Address of Principal Executive Offices, including Zip Code)

AMERICAN INDEPENDENCE CORP.

2009 STOCK INCENTIVE PLAN

(Full title of the plan)

Loan Nisser

Vice President and Secretary

American Independence Corp.

485 Madison Avenue

New York, New York 10022

 (Name and address of agent for service)

(212) 355-4141

          (Telephone number, including area code, of agent for service)

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement of American Independence Corp. (the “Company”)  pertaining to the registration of the shares offered under the 2009 Stock Incentive Plan filed on Form S-8 (the “Registration Statement”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-160935	July 31, 2009	2009 Stock Incentive Plan	6,550,556

On August 30, 2016, AMIC Holdings, Inc., a Delaware corporation and the parent of the Company ("Acquisition Co.") filed a Certificate of Ownership and Merger (the “Merger Certificate”) merging the Company with and into Acquisition Co., with Acquisition Co. continuing as the surviving corporation (the “Merger”).  Pursuant to the Merger Certificate, the Merger became effective on August 31, 2016.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration by means of a post-effective amendment any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any, that remain unsold as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 31, 2016.

AMERICAN INDEPENDENCE CORP.

By:  /s/ David T. Kettig_______

        David T. Kettig

        President